EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Fourth Quarter 2019

Total Net Income of $1.9 million Improves 69.6% over 2018

Net Income of $1.5 Million Available to Common Shareholders Improves 37.7% Over 2018

2019 Total Net Income of $4.3 Million

2019 Net Income Available to Common Shareholders of $3.6 Million

Fourth Quarter Revenue Increase of 21.4%, Strong Loan and Deposit Growth, Margin Improvement, and Effective Noninterest Expense Management Drive Improved Operating Results

Oswego, N.Y. — February 3, 2020 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2019 total net income attributable to the Company of $1.9 million compared to $1.1 million for the fourth quarter of 2018.  Further, the Company announced fourth quarter 2019 net income available to common shareholders of $1.5 million, or $0.32 per diluted share, compared to $1.1 million, or $0.26 per diluted share for the fourth quarter of 2018. Fourth quarter 2019 total revenue (net interest income and total noninterest income) of $9.1 million increased $1.6 million, or 21.4%, compared to $7.5 million for the fourth quarter of 2018. Net income available to common shareholders for 2019 was $3.6 million compared to $4.0 million for the previous year.  Earnings per diluted share were $0.80 for 2019 compared to $0.94 per diluted share for 2018.

2019 Fourth Quarter and Full Year Performance Highlights

•	Total interest-earning assets at December 31, 2019 were $1.0 billion, an increase of $157.9 million, or 18.0%, over $874.9 million at the end of 2018
•	Total loans of $781.5 million at December 31, 2019 increased by $161.2 million, or 26.0%, from $620.3 million at December 31, 2018
•	Total deposits of $881.9 million at December 31, 2019 were up $154.8 million, or 21.3%, compared to $727.1 million on December 31, 2018
•	Total revenue for 2019 was $33.1 million, an increase of $3.5 million, or 12.0%, compared to $29.6 million for 2018
•	Asset quality metrics remained stable and favorable with net loan charge-offs to average loans of 0.09% in 2019, compared to 0.22% in 2018 and 0.16% in 2017
•	Fourth quarter 2019 net interest income improved to $7.8 million, an increase of $1.3 million, or 19.4%, from $6.5 million for the prior year fourth quarter
•	The fourth quarter 2019 return on average assets of 0.70% and return on average equity of 8.20% increased by 22 basis points and 140 basis points respectively, compared to the prior year quarter

“We extended our improved performance for the second half of 2019 with strong double-digit revenue and bottom line growth in the fourth quarter.  We took significant strides in both the third quarter and to a fuller extent the fourth quarter, to productively utilize the equity capital that was raised in the second quarter of 2019. This capital utilization resulted in continued loan and deposit growth that created a substantial net interest margin improvement, as compared to the first half of 2019.  Additionally, effective management of noninterest expense and continued strong asset quality metrics also contributed significantly to the increase in our operating results,” said Thomas W. Schneider, President and Chief Executive Officer.

“Fourth quarter revenue improved by a healthy 21.4%, with growth of 19.4% in net interest income, as well as a double-digit improvement in total noninterest income. Year-over-year loan and deposit growth was very strong with total loans up 26.0% at December 31, 2019, and deposits growing by more than 21.0% for the same period.  Fourth quarter loan generation also remained strong as we added more than $55 million to the loan portfolio from the end of the third quarter of 2019.  We utilized wholesale loan purchases and funding sources to supplement this growth in order to leverage our new capital.  We anticipate that over the next 3 years a significant portion of wholesale assets and liabilities will be replaced by organically sourced loans and deposits.”

“Our net interest margin for the fourth quarter improved in comparison to both the same quarter in the prior year and to the third quarter of 2019, reflecting the aforementioned interest-earning asset growth for the year and particularly in the fourth quarter. Asset quality metrics remained favorable despite our significant loan portfolio growth with net loan charge-offs to average loans of 0.09%, down from 0.22% in 2018.  In addition, we have grown our allowance for loan losses by $1.4 million year-over-year, an increase of 18.7% from December 31, 2018.”

“We are now starting to realize the benefits of the prior period investments that we made in infrastructure and staffing, which enabled the Bank to add significant scale to earning assets without needing to make additional large-scale investments to support this growth. The infrastructure that we have built to support our growth to $1 billion in total assets, remains appropriately sized to handle the additional expansion we are currently experiencing, as well as the growth we are targeting during the next three years.  As such, we’re seeing slower growth in noninterest expense than we experienced in prior years, along with more incremental benefit to the additional revenue being generated. During the fourth quarter of 2019, while revenue increased by 21.4% over the fourth quarter of 2018, noninterest expense growth was held to 2.4%, providing significant improvement in operating leverage.”

“We are pleased with the progress that was realized during 2019, characterized by our stronger capital position, margin improvement in the second half of the year, continued strong loan and deposit growth and effective management of noninterest expense. These results all contributed in helping to drive a 37.7% improvement in our fourth quarter net income available to common shareholders compared to the fourth quarter of 2018.”

“We start 2020 in what we believe are substantially stronger financial and operating positions than we were in at this time last year. Given our recent progress in increasing earnings, as well as the significant opportunities that we have identified to further enhance earnings and franchise value in the near term, we are excited by the expectations for 2020 and beyond.”

Income Statement

Fourth quarter 2019 net interest income was $7.8 million, an increase of $1.3 million, or 19.4%, compared to $6.5 million for the fourth quarter of 2018, due to a $2.0 million, or 21.5%, increase in interest and dividend income. Higher interest and dividend income in the fourth quarter was principally a result of a $135.5 million, or 21.7%, increase in average loans combined with a 17 basis point increase in the yield earned on these loans. Fourth quarter interest expense increased $731,000 to $3.5 million, a result of a $133.0 million increase in the average balance of, and a 21 basis point increase in the interest rate paid on, time deposits.

Net interest income for 2019 increased $2.5 million, or 9.6%, to $28.2 million compared to $25.8 million for the previous year.  Interest and dividend income for 2019 was $41.8 million, an increase of $6.9 million, or 20.0%, compared to $34.8 million for 2018.  Increased interest and dividend income was primarily a result of average loan growth of $82.1 million, or 13.5%, and a 26 basis point increase in the average yield earned on these loans, along with $34.2 million increase in the average balance of taxable investment securities coupled with a 39 basis point increase in the average yield earned on these investments, compared to 2018. The increase in interest and dividend income was partially offset by interest expense, which increased $4.5 million, or 49.6%, to $13.5 million from $9.0 million in the prior year period. The increase in interest expense was primarily because of a $121.3 million increase in the average balance of, and a 61 basis point increase in the rate paid on, time deposits.

The net interest margin for the fourth quarter of 2019 was 3.09%, a 10 basis point improvement compared to 2.99% for the fourth quarter of 2018. The higher net interest margin for the fourth quarter of 2019 was a result of average interest-earning asset growth of $136.2 million, primarily in loans and taxable investment securities, along with a 21 basis point increase in the average yield earned on these assets. The increase in the average yield earned on interest-earning assets was partially offset by higher funding cost related to an increase in the average balance of, and interest rate on, time deposits. The net interest margin for 2019 was 2.98%, a four basis point decline compared to 3.02% for 2018. Average interest-earning assets of $948.0 million, grew $95.9 million compared to $852.1 million for 2018, and the average yield earned on these assets increased by 31 basis points. Average interest-bearing liabilities for 2019 were $811.4 million, an increase of $80.1 million compared to $731.3 million in 2018, and the average cost paid on these liabilities increased by 43 basis points.

The provision for loan losses for the fourth quarter of 2019 was $612,000, up $316,000 from $296,000 for the prior year quarter.  The provision for the year ended 2019 was $2.0 million, up $469,000, compared to $1.5 million for the same period in 2018.  The provision for the three month and twelve month periods are reflective of continued significant growth in the Bank’s lending portfolios, as well as changes to both quantitative and environmental factors deemed appropriate for the Bank’s loan portfolio.

Fourth quarter 2019 noninterest income was $1.3 million, an increase of $343,000, or 35.1%, compared to $976,000 for the same period in 2018.  The increase in the fourth quarter of 2019 noninterest income was due primarily to an increase in gains on marketable equity securities, higher net gains on sales and redemptions of investment securities, an increase in other charges, commissions and fees, and higher service charges on deposit accounts, compared with the fourth quarter of 2018. Noninterest income for 2019 was $4.9 million, an increase of $1.1 million, or 28.2%, compared to $3.8 million in 2018. The increase in 2019 noninterest income was due primarily to an increase in net gains on sales and redemptions of investment securities, higher service charges on deposit accounts, and an increase in gains on marketable equity securities compared with 2018.

Total noninterest expense for the fourth quarter of 2019 was $6.2 million, an increase of $147,000, or 2.4%, in comparison to $6.1 million for the prior year period. The increase in noninterest expense was principally a result of a $134,000 increase in building and occupancy costs compared with the fourth quarter of 2018. For 2019, noninterest expense was $25.7 million, an increase of $2.2 million, or 9.3%, compared with $23.5 million for the prior year. The increase in noninterest expense was due largely to a $956,000 increase in salary and benefit expenses, additional building and occupancy costs of $431,000, and higher data processing charges of $415,000 compared with 2018.  The increase in salary and benefit expenses was due to increases in staffing levels intended to meet increased loan demand and to better serve customers and potential customers as the Bank’s operations continue to expand into Onondaga County.  The increases in building and occupancy costs and data processing charges are consistent with branch and operational growth.

Balance Sheet at December 31, 2019

Total assets at December 31, 2019 were $1.1 billion, an increase of $160.7 million, or 17.2%, from $933.1 million on December 31, 2018. This increase was primarily driven by loan portfolio growth. Total loans of $781.5 million increased by $161.2 million, or 26.0%, at December 31, 2019, compared with $620.3 million on December 31, 2018.  Portfolio growth was driven by a $77.5 million increase in consumer loans, a $73.8 million increase in commercial loans, and $9.7 million in residential mortgage loans as compared to December 31, 2018.  The increase in consumer loans was primarily the result of the 2019 acquisition of $41.9 million in unsecured loans and $45.3 million in secured loans.  Commercial lending growth was primarily a reflection of organic origination activity along with the acquisition of a $5.0 million pool of loans of commercial and industrial loans. The increase in residential mortgage loans was primarily a reflection of organic origination activity along with the acquisition of a $2.0 million pool of loans of first lien residential mortgages.

Total deposits at December 31, 2019 were $881.9 million, an increase of $154.8 million, or 21.3%, from $727.1 million on December 31, 2018. Noninterest-bearing deposits increased $4.4 million to $107.5 million at December 31, 2019, or approximately 12.2% of total deposits.

Shareholders’ equity was $90.4 million on December 31, 2019, an increase of $26.2 million, or 40.8%, compared with $64.2 million on December 31, 2018, primarily due to a $20.2 million increase in additional paid in capital, a $3.1 million increase in comprehensive income, a $2.7 million increase in retained earnings, and $179,000 increase in ESOP shares earned.  Additional paid in capital increased primarily as a result of paid in capital from the successful completion of a private placement of new equity capital with gross proceeds of approximately $19.6 million during the second quarter of 2019.  Comprehensive income increased primarily as a result of the appreciation in the fair market value of our available-for-sale investment securities during 2019.  The increase in retained earnings was primarily due to net income recorded in 2019.

Asset Quality

The Bank’s asset quality metrics were stable and favorable for the fourth quarter and full year and continue to compare favorably to broad industry and peer-group averages. The net loan charge-offs to average loans ratio, of 0.09% for the fourth quarter of 2019, was down by 13 basis points from 0.22% for the fourth quarter of 2018, and was up two basis points from 0.07% for the third quarter of 2019. Nonperforming loans to total loans were 0.67% at December 31, 2019, up 32 basis points compared to 0.35% at December 31, 2018, and down six basis points from 0.73% at September 30, 2019. The allowance for loan losses to non-performing loans at December 31, 2019 was 165.25%, compared with 340.13% at December 31, 2018 and 156.43% at September 30, 2019.  The ratio of allowance for loans losses to non-performing loans decreased from December 31, 2018 primarily due to the addition of one commercial real estate relationship that went into nonaccrual in the second quarter of 2019.  Management believes that the value of the collateral properties underlying the loans is sufficient to preclude any significant losses related to these loans.  The Bank’s solid asset quality metrics continue to reflect its economically stable Central New York service area, along with the Bank’s robust loan servicing and collection capabilities, and consistent underwriting procedures.

Cash Dividend Declared

The Company announced, on December 23, 2019, that its Board of Directors had declared a cash dividend of $0.06 per common and preferred share, payable on February 7, 2020, to shareholders of record as of January 17, 2020. The implied dividend yield is 1.7%, based on the closing price of the Company’s common stock of $13.85 on January 31, 2020. The quarterly cash dividend of $0.06, equates to a dividend payout ratio of 26.6% per diluted share, based on reported GAAP earnings for the quarter ended December 31, 2019.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At December 31, 2019, there were 4,709,238 shares of common stock issued and outstanding, as well as 1,155,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At December 31, 2019, the Company and subsidiaries had total consolidated assets of $1.1 billion, total deposits of $881.9 million and shareholders' equity of $90.7 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Condensed Income Statement
Interest and dividend income	$11,248	$9,255	$41,758	$34,810
Interest expense	3,476	2,745	13,528	9,044
Net interest income	7,772	6,510	28,230	25,766
Provision for loan losses	612	296	1,966	1,497
	7,160	6,214	26,264	24,269
Noninterest income excluding net gains (losses) on sales of securities, loans and foreclosed real estate	1,181	1,031	4,443	4,029
Net gains (losses) on sales of securities, loans and foreclosed real estate	118	33	393	(132)
Gains (losses) on marketable equity securities	20	(88)	81	(62)
Noninterest expense	6,198	6,051	25,730	23,549
Income before income taxes	2,281	1,139	5,451	4,555
Provision for income taxes	415	41	1,165	546

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,866	$1,098	$4,286	$4,009
Net income (loss) attributable to noncontrolling interest	6	1	10	(22)
Net income attributable to Pathfinder Bancorp Inc.	$1,860	$1,097	$4,276	$4,031
Convertible preferred stock dividends	69	-	208	-
Warrant dividends	8	-	23	-
Undistributed earnings allocated to participating securities	272	-	467	-
Net income available to common shareholders	$1,511	$1,097	$3,578	$4,031

	For the Periods Ended
	(Unaudited)
	December 31,	December 31,	December 31,
	2019	2018	2017
Selected Balance Sheet Data
Assets	$1,093,807	$933,115	$881,257
Earning assets	1,032,817	874,938	834,303
Total loans	781,451	620,270	580,831
Deposits	881,893	727,060	723,603
Borrowed funds	93,125	118,534	73,888
Allowance for loan losses	8,669	7,306	7,126
Subordinated loans	15,128	15,094	15,059
Pathfinder Bancorp, Inc. Shareholders' equity	90,434	64,221	61,811

Asset Quality Ratios
Net loan charge-offs to average loans	0.09%	0.22%	0.16%
Allowance for loan losses to period end loans	1.11%	1.18%	1.23%
Allowance for loan losses to nonperforming loans	165.25%	340.13%	145.61%
Nonperforming loans to period end loans	0.67%	0.35%	0.84%
Nonperforming assets to total assets	0.49%	0.36%	0.61%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Key Earnings Ratios
Return on average assets	0.70%	0.48%	0.43%	0.45%
Return on average common equity**	9.87%	6.80%	6.02%	6.33%
Return on average equity	8.20%	6.80%	5.34%	6.33%
Net interest margin	3.09%	2.99%	2.98%	3.02%

Share and Per Share Data
Basic weighted average shares outstanding*	4,586,078	4,212,543	4,464,434	4,171,165
Basic earnings per share*	$0.32	$0.26	$0.80	$0.97
Diluted weighted average shares outstanding*	4,586,078	4,292,273	4,464,434	4,265,831
Diluted earnings per share*	$0.32	$0.26	$0.80	$0.94
Cash dividends per share	$0.06	$0.06	$0.24	$0.24
Book value per common share at December 31, 2019 and 2018			$15.94	$14.72
Tangible book value per common share at December 31, 2019 and 2018			$14.95	$13.65

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and twelve months ended December 31, 2019.  Basic and diluted earnings per share are calculated based upon net income available to common shareholders for the three and twelve months ended December 31, 2018.

Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company’s common shares, retained earnings and additional paid-in capital.  This amount is equal to the Company’s total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.